FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
January 27, 2012		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES UNAUDITED
FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Company reports profitable quarter and full year

Quarterly revenues reach highest level of 2011

Increasing core earnings

Improving asset quality trends

ANN ARBOR, MI – United Bancorp, Inc. (UBMI.ob) reported consolidated net income of $2.3 million, or $0.16 per share of common stock, for the fourth quarter of 2011, compared to a consolidated net loss of $427,000, or $0.11 per share, for the fourth quarter of 2010. The Company’s net income for the twelve months ended December 31, 2011 was $917,000, improving from a net loss of $3.7 million for the same period of 2010. After accounting for preferred stock dividends, earnings (loss) per share was ($0.02) for the twelve months ended December 31, 2011 and ($0.89) per share for the same period of 2010.

Robert K. Chapman, President and Chief Executive Officer of United Bancorp, Inc. (“United” or the “Company”), noted that the fourth quarter of 2011 represented a significant improvement compared to the prior quarter, and helped the Company to achieve profitability for the year ended December 31, 2011. Chapman commented that the fourth quarter improvements in earnings levels, capital levels and lower levels of loan loss provision were all positive contributors to the Company’s financial results.

The Company’s core earnings for the fourth quarter of 2011, as measured by its pre-tax, pre-provision return on average assets, were at the highest quarterly level of the year. United’s pre-tax, pre-provision return on average assets of 1.59% for the fourth quarter of 2011 was up from 1.19% for the previous quarter and 1.44% for the full year of 2011. Mr. Chapman indicated that United’s four business lines – banking, wealth management, mortgage and structured finance – continued to make solid contributions to the Company’s profitability. The diversity in United’s revenue stream has resulted in noninterest income that represented 37.6% of the Company’s net revenues for the fourth quarter of 2011 and 36.4% for the twelve months ended December 31, 2011.

The Company’s provision for loan losses for the fourth quarter of 2011 was $250,000, compared to $4.9 million in the fourth quarter of 2010. For the twelve months ended December 31, 2011, the Company’s provision for loan losses of $12.2 million was down significantly from $21.5 million for the same period of 2010. At the same time, the Company’s nonperforming loans and nonperforming assets at December 31, 2011 were at their lowest levels since the second quarter of 2009.

Mr. Chapman announced that the Company opened its loan production office in Brighton, Michigan in December, 2011. He commented, “We are excited to establish a physical presence in Livingston County, which we believe will help us further expand the business relationships we have there and to build additional relationships. We have assembled a great team of experienced community financial services professionals from the area, and we look forward to building strong relationships with the Brighton community.” Mr. Chapman also announced that the Company will be opening a loan production office within the City of Monroe, Michigan sometime in the first half of 2012. This office will complement our Dundee, Michigan office and expands United’s footprint further in Monroe County.

Results of Operations

The Company achieved consolidated net income of $2.3 million for the fourth quarter of 2011, bringing full year net income to $917,000 for 2011, improving from a full year loss of $3.7 million in 2010. The Company’s return on average assets for 2011 was 1.03% and 0.10%, respectively, for the three and twelve month periods ended December 31, 2011, compared to -0.20% and -0.42%, respectively, for the same periods of 2010. Return on average shareholders’ equity for 2011 of 9.89% and 0.98%, respectively, for the three and twelve months ended December 31, 2011, was up from -2.12% and -4.66% for the same periods of 2010.

Increased levels of net interest income and noninterest income in the fourth quarter of 2011 compared to each of the first three quarters of 2011 resulted in the highest quarterly level of net revenues since the third quarter of 2010. Net interest margin improved to 3.67% for the fourth quarter of 2011, up from 3.58% for the third quarter of 2011, and was higher than the full year 2011 net interest margin of 3.64%. At the same time, the twelve-month net interest margin of 3.64% was down from 3.79% for 2010, as a result of a decline in loan balances and continued elevated levels of investments and short-term liquid assets, and in spite of a relatively large increase in non-interest bearing deposits.

Noninterest income for the fourth quarter of 2011 reached its highest level of the year, at $4.6 million, bringing full year 2011 noninterest income to $17.2 million. While income from loan sales and servicing declined in the fourth quarter of 2011 compared to the same quarter of 2010, it was at the highest quarterly level of 2011. Total noninterest income for the twelve months ended December 31, 2011 improved by $913,000, or 5.6%, in 2011 as compared to the same period of 2010. Most categories of noninterest income contributed to this improvement, while deposit service charges continued the decline noted over the past two years.

Total noninterest expense for the fourth quarter of 2011 was up 7.2% from the same quarter of 2010, but decreased by 3.0% compared to the third quarter of 2011. Noninterest expense for the twelve month period ended December 31, 2011 was up 6.5% compared to the same period of 2011. The largest dollar amount of increase for 2011 was in salaries and employee benefits. The increase in compensation expenses reflect, in part, the reinstatement of the Company’s match portion of its 401(k) plan effective January 1, 2011, increased health and life insurance premiums, and continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly to accommodate its future anticipated growth, and salary increases were reinstated effective April 1, 2011. The Company did not pay increases to its employees in 2009 or 2010, and no cash bonuses were paid or accrued under our bonus plans in 2009, 2010 or 2011. Expenses relating to ORE properties, and attorney and other professional fees reflect costs related to the Company’s credit quality concerns. Expenses in those categories increased in the twelve months ended December 31, 2011 compared to the same period of 2010, while the fourth quarter 2011 expenses decreased from those experienced in the third quarter of 2011.

The Company’s provision for loan losses in the fourth quarter of 2011 was $250,000, down from $4.9 million for the fourth quarter of 2010. This significantly reduced level of provision for loan losses is a result of a decline in nonperforming loans, a reduction in nonperforming asset formation, and a slowdown in loan rating downgrades. In addition, the Company received appraisals during the fourth quarter of 2011 on certain previously impaired loans, and adjusted internal valuations of collateral as appropriate. For the twelve months ended December 31, 2011, United’s provision for loan losses of $12.2 million was down 43.6% from $21.5 million for the same period of 2010.

Balance Sheet

Total consolidated assets of the Company were $885.0 million at December 31, 2011, up from $861.7 million at December 31, 2010. Gross portfolio loans of $563.7 million decreased by 2.4% in the fourth quarter of 2011 and 4.8% over the twelve month period ended December 31, 2011 as a result of stagnant loan demand, charge-offs and the Company’s effective use of loan sales to mitigate credit and interest rate risk. The Company generally sells its fixed rate long-term residential mortgages on the secondary market, and retains adjustable rate mortgages in its loan portfolio. While the Company’s gross portfolio loans have declined by $28.3 million, or 4.8%, since December 31, 2010, the balance of loans serviced for others has increased by $80.1 million, or 12.2%, during the same period.

The Company continued to hold elevated levels of investments, federal funds sold and cash equivalents in order to protect the balance sheet during this prolonged period of economic uncertainty. United’s balances in federal funds sold and other short-term investments were $91.8 million at December 31, 2011, compared to $95.6 million at December 31, 2010. Securities available for sale of $173.2 million at December 31, 2011 were up 39.1% from December 31, 2010 levels, as the Company has begun to deploy some of its liquidity into investments.

Total deposits of $764.9 million at December 31, 2011 were up $30.9 million, or 4.2%, from $734.0 million at December 31, 2010, with non-interest bearing balances making up the greatest portion of the increase. The majority of the Company’s deposits are derived from core client sources, relating to long-term relationships with local individual, business and public clients. Public clients include local government and municipal bodies, hospitals, universities and other educational institutions. As a result of its strong core funding, the Company’s cost of interest-bearing deposits was 0.95% for the twelve month period ended December 31, 2011, down from 1.27% for the same period of 2010.

Asset Quality

The Company’s total nonperforming loans were $25.8 million at December 31, 2011, down 11.8% from December 31, 2010, and are at the lowest level in more than two years. Loan workout and collection efforts continue with all delinquent clients, in an effort to bring them back to performing status.

The Company’s ratio of allowance for loan losses to total portfolio loans at December 31, 2011 was 3.66%, and covered 80.0% of nonperforming loans, compared to 4.25% and 86.0%, respectively, at December 31, 2010. The Company’s allowance for loan losses has decreased by $4.5 million over the twelve months ended December 31, 2011, as the Company realized losses for which it had previously provided for in its allowance for loan losses. Net charge-offs of $16.7 million for the twelve months ended December 31, 2011 were 1.8% above levels experienced in the same period of 2010.

Net charge-offs for the fourth quarter of 2011 were $4.0 million, most of which represented specific reserves which had been provided for in previous quarters. These charge-offs, combined with minimal nonperforming asset formation, resulted in nonperforming assets of 3.33% of assets as of December 31, 2011, compared with 3.89% at December 31, 2010.

Capital Management

Under the terms of a Memorandum of Understanding (“MOU”) with the Federal Deposit Insurance Corporation (“FDIC”) and the Michigan Office of Financial and Insurance Regulation (“OFIR”), United Bank & Trust (the “Bank”) is required, among other things, to have and maintain its Tier 1 leverage capital ratio at a minimum of 9% for the duration of the MOU, and to maintain its ratio of total capital to risk-weighted assets at a minimum of 12% for the duration of the MOU. In December, 2010, the Company closed its public offering of common stock. As a result of the additional capital, the Bank was in compliance with the capital requirements of its MOU with the FDIC and OFIR at December 31, 2010, March 31, 2011 and June 30, 2011. At September 30, 2011, the Bank’s Tier 1 leverage capital ratio was 8.88%, and its ratio of total capital to risk-weighted assets was 14.47%. As a result of the strong earnings in the fourth quarter, along with a capital infusion of $500,000 by the Company, the Bank was once again in compliance with the capital requirements of its MOU. At December 31, 2011, the Bank’s Tier 1 leverage capital ratio was 9.20%, and its ratio of total capital to risk-weighted assets was 15.49%.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company’s only subsidiary, and the Bank  provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company’s website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as “begun,” “anticipates,” “believes,” “look forward,” “contribute,” “future,” “continue,” “in an effort,” “sometime,” “will,” and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to deployment of liquidity and loan demand, further expansion of, and development of new, business relationships, future growth of the Company and plans to open a loan production office. All statements referencing future time periods are forward-looking.

Management’s determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold at its carrying value or at all. Our ability to improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Non-GAAP Financial Information

This press release includes disclosures about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets. These disclosures are non-GAAP financial measures. For additional information about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets, please see the unaudited consolidated financial statements and related footnotes that follow.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	Dec. 31,	Sept. 30,	Change this Qtr.		Dec. 31,	12-Month Change
Period-end Balance Sheet	2011	2011	$	%	2010	$	%
Assets
Cash and due from banks	$15,798	$15,894	$(96)	-0.6%	$10,623	$5,175	48.7%
Interest bearing bal. with banks	91,428	99,420	(7,992)	-8.0%	95,599	(4,171)	-4.4%
Federal funds sold	366	-	366	100.0%	-	366	100.0%
Total cash & cash equivalents	107,592	115,314	(7,722)	-6.7%	106,222	1,370	1.3%

Securities available for sale	173,197	164,945	8,252	5.0%	124,544	48,653	39.1%
FHLB Stock	2,571	2,571	-	0.0%	2,788	(217)	-7.8%
Loans held for sale	8,290	7,709	581	7.5%	10,289	(1,999)	-19.4%

Portfolio loans
Personal	104,573	107,410	(2,837)	-2.6%	108,544	(3,971)	-3.7%
Business	366,714	379,358	(12,644)	-3.3%	392,577	(25,863)	-6.6%
Residential mortgage	92,415	90,832	1,583	1.7%	90,864	1,551	1.7%
Total portfolio loans	563,702	577,600	(13,898)	-2.4%	591,985	(28,283)	-4.8%
Allowance for loan losses	20,633	24,357	(3,724)	-15.3%	25,163	(4,530)	-18.0%
Net loans	543,069	553,243	(10,174)	-1.8%	566,822	(23,753)	-4.2%

Premises and equipment, net	10,795	10,631	164	1.5%	11,241	(446)	-4.0%
Bank owned life insurance	13,819	13,710	109	0.8%	13,391	428	3.2%
Other assets	25,676	26,282	(606)	-2.3%	26,413	(737)	-2.8%
Total Assets	$885,009	$894,405	$(9,396)	-1.1%	$861,710	$23,299	2.7%

Liabilities
Deposits
Non-interest bearing	$139,346	$134,673	$4,673	3.5%	$113,206	$26,140	23.1%
Interest bearing	625,510	640,856	(15,346)	-2.4%	620,792	4,718	0.8%
Total deposits	764,856	775,529	(10,673)	-1.4%	733,998	30,858	4.2%
Short term borrowings	-	-	-	0.0%	1,234	(1,234)	-100.0%
FHLB advances outstanding	24,035	24,054	(19)	-0.1%	30,321	(6,286)	-20.7%
Other liabilities	2,344	3,016	(672)	-22.3%	3,453	(1,109)	-32.1%
Total Liabilities	791,235	802,599	(11,364)	-1.4%	769,006	22,229	2.9%
Shareholders' Equity	93,774	91,806	1,968	2.1%	92,704	1,070	1.2%
Total Liabilities and Equity	$885,009	$894,405	$(9,396)	-1.1%	$861,710	$23,299	2.7%

		Three months ended Dec. 31,			Twelve months ended Dec. 31,
Average Balance Data		2011	2010	% Change	2011	2010	% Change
Total loans		$582,956	$612,534	-4.8%	$583,388	$634,678	-8.1%
Earning assets		841,457	818,646	2.8%	837,643	834,642	0.4%
Total assets		881,480	863,555	2.1%	876,007	874,768	0.1%
Deposits		762,706	747,188	2.1%	752,516	757,236	-0.6%
Shareholders' Equity		92,122	79,808	15.4%	93,258	79,544	17.2%

Asset Quality
Net charge offs		$3,974	$3,258	22.0%	$16,680	$16,387	1.8%
Non-accrual loans		25,754	28,661	-10.1%
Non-performing loans		25,785	29,244	-11.8%
Non-performing assets		29,455	33,548	-12.2%
Nonperforming loans/total loans		4.57%	4.94%	-7.4%
Nonperforming assets/total assets		3.33%	3.89%	-14.5%
Allowance for loan loss/total loans		3.66%	4.25%	-13.9%
Allowance/nonperforming loans		80.0%	86.0%	-7.0%

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended Dec. 31,			Twelve months ended Dec. 31,
Consolidated Income Statement	2011	2010	% Change	2011	2010	% Change
Interest Income
Interest and fees on loans	$8,155	$8,744	-6.7%	$32,408	$36,411	-11.0%
Interest on investment securities	868	765	13.5%	3,497	3,124	11.9%
Interest on fed funds sold & bank balances	56	58	-3.4%	260	235	10.6%
Total interest income	9,079	9,567	-5.1%	36,165	39,770	-9.1%

Interest Expense
Interest on deposits	1,127	1,526	-26.1%	5,096	7,353	-30.7%
Interest on short term borrowings	54	21	157.1%	65	144	-54.9%
Interest on FHLB advances	211	285	-26.0%	953	1,190	-19.9%
Total interest expense	1,392	1,832	-24.0%	6,114	8,687	-29.6%
Net Interest Income	7,687	7,735	-0.6%	30,051	31,083	-3.3%
Provision for loan losses	250	4,930	-94.9%	12,150	21,530	-43.6%
Net Interest Income After Provision	7,437	2,805	165.1%	17,901	9,553	87.4%

Noninterest Income
Service charges on deposit accounts	471	555	-15.1%	1,971	2,191	-10.0%
Trust & Investment fee income	1,299	1,191	9.1%	5,079	4,518	12.4%
Gains on securities transactions	-	-	0.0%	-	31	-100.0%
Income from loan sales and servicing	1,894	2,081	-9.0%	6,434	6,351	1.3%
ATM, debit and credit card fee income	557	505	10.3%	2,176	1,940	12.2%
Income from bank-owned life insurance	108	111	-2.7%	428	451	-5.1%
Other income	306	110	178.2%	1,123	816	37.6%
Total noninterest income	4,635	4,553	1.8%	17,211	16,298	5.6%

Noninterest Expense
Salaries and employee benefits	4,870	4,724	3.1%	18,971	17,217	10.2%
Occupancy and equipment expense	1,196	1,278	-6.4%	5,015	5,207	-3.7%
External data processing	301	307	-2.0%	1,342	1,206	11.3%
Advertising and marketing expenses	143	136	5.1%	625	610	2.5%
Attorney & other professional fees	336	191	75.9%	1,678	1,561	7.5%
Director fees	65	60	8.3%	370	325	13.8%
Expenses relating to ORE property	693	450	54.0%	2,019	1,698	18.9%
FDIC Insurance premiums	294	401	-26.7%	1,315	1,806	-27.2%
Other expense	917	678	35.3%	3,283	2,867	14.5%
Total noninterest expense	8,815	8,225	7.2%	34,618	32,497	6.5%
Income (Loss) Before Federal Income Tax	3,257	(867)	-475.7%	494	(6,646)	-107.4%
Federal income tax (benefit)	960	(440)	-318.2%	(423)	(2,938)	-85.6%
Net Income (Loss)	$2,297	$(427)	-637.9%	$917	$(3,708)	-124.7%

Performance Ratios
Return on average assets	1.03%	-0.20%		0.10%	-0.42%
Return on average equity	9.89%	-2.12%		0.98%	-4.66%
Pre-tax, pre-provision ROA (1)	1.59%	1.88%	-15.4%	1.44%	1.70%	-15.2%
Net interest margin (FTE)	3.67%	3.81%	-3.5%	3.64%	3.79%	-3.9%
Efficiency ratio	70.9%	66.3%	7.0%	72.6%	67.8%	7.0%

Common Stock Performance
Basic & diluted earnings (loss) per share	$0.16	$(0.11)		$(0.02)	$(0.89)
Book value per share				$5.78	$5.72	1.1%
Tangible book value per share				5.78	5.72	1.1%
Market value per share (2)				2.50	3.50	-28.6%

United Bancorp, Inc. and Subsidiary
Trends of Selected Consolidated Financial Data (Unaudited)

In thousands except per share data	2011				2010
Balance Sheet Data	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Period-end:
Portfolio loans	$563,702	$577,600	$575,296	$578,111	$591,985
Total loans	571,992	585,309	577,840	578,630	602,274
Allowance for loan losses	20,633	24,357	25,370	25,194	25,163
Earning assets	839,554	852,245	824,127	848,280	825,205
Total assets	885,009	894,405	862,099	885,476	861,710
Deposits	764,856	775,529	737,528	760,233	733,998
Shareholders' Equity	93,774	91,806	94,064	92,831	92,704
Average:
Total loans	$582,956	$583,042	$577,662	$589,974	$612,534
Earning assets	841,457	836,529	830,838	841,824	818,646
Total assets	881,480	876,095	869,523	879,695	863,555
Deposits	762,706	752,355	742,171	752,724	747,188
Shareholders' Equity	92,122	94,159	93,409	92,824	79,808

Income Statement Summary
Net interest income	$7,687	$7,437	$7,525	$7,402	$7,735
Non-interest income	4,635	4,256	4,395	3,925	4,553
Non-interest expense	8,815	9,084	8,501	8,218	8,225
Pre-tax, pre-provision income (1)	3,507	2,609	3,419	3,109	4,063
Provision for loan losses	250	6,000	3,100	2,800	4,930
Federal income tax	960	(1,291)	(42)	(50)	(440)
Net income (loss)	2,297	(2,100)	361	359	(427)
Basic & diluted income (loss) per share	$0.16	$(0.19)	$0.01	$0.01	$(0.11)

Performance Ratios and Liquidity
Return on average assets	1.03%	-0.95%	0.17%	0.17%	-0.20%
Return on average common equity	9.89%	-8.85%	1.55%	1.57%	-2.12%
Pre-tax, pre-provision ROA (1)	1.59%	1.19%	1.57%	1.41%	1.88%
Net interest margin (FTE)	3.67%	3.58%	3.69%	3.62%	3.81%
Efficiency ratio	70.9%	77.0%	70.7%	71.8%	66.3%
Ratio of loans to deposits	73.7%	74.5%	78.0%	76.0%	80.7%

Asset Quality
Net charge offs	$3,974	$7,013	$2,924	$2,769	$3,258
Non-accrual loans	25,754	29,392	28,099	25,451	28,661
Non-performing loans	25,785	29,778	31,237	27,777	29,244
Non-performing assets	29,455	34,081	36,204	32,418	33,548
Nonperforming loans/portfolio loans	4.57%	5.16%	5.43%	4.80%	4.94%
Nonperforming assets/total assets	3.33%	3.81%	4.20%	3.66%	3.89%
Allowance for loan loss/portfolio loans	3.66%	4.22%	4.41%	4.36%	4.25%
Allowance/nonperforming loans	80.0%	81.8%	81.2%	90.7%	86.0%

Market Data for Common Stock
Book value per share	$5.78	$5.63	$5.81	$5.72	$5.72
Market value per share (2)
High	2.80	3.50	3.75	4.05	4.00
Low	2.20	2.90	3.00	3.35	2.65
Period-end	2.50	2.95	3.25	3.75	3.50
Period-end shares outstanding	12,697	12,697	12,692	12,692	12,667
Average shares outstanding	12,697	12,696	12,692	12,675	6,320

Trends of Selected Consolidated Financial Data (continued)

	2011				2010
Capital and Stock Performance	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Tier 1 Leverage Ratio	9.9%	9.6%	10.1%	10.0%	10.2%
Tangible common equity to total assets	8.3%	8.0%	8.5%	8.2%	8.4%
Total capital to risk-weighted assets	16.5%	15.6%	16.6%	16.5%	16.3%
Period-end common stock market price/book value	43.2%	52.4%	55.9%	65.6%	61.2%

(1)
In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income (“PTPP Income”) and pre-tax, pre-provision return on average assets (“PTPP ROA”). PTPP Income adjusts net income by the amount of the Company’s federal income tax (benefit) and provision for loan losses, which is excluded because its level is elevated and volatile in times of economic stress. PTPP ROA measures PTPP Income as a percent of average assets. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

Management believes that PTPP Income and PTPP ROA are useful and consistent measures of the Company’s earning capacity, as these financial measures enable investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle, particularly in times of economic stress.

(2)	Market value per share is based on the last reported transaction on OTCBB before period end.